Exhibit 99.1

FOR IMMEDIATE RELEASE

Ambow Education Holding Ltd. (NYSE American: AMBO) Launches HybriU ProjectHub, an AI-Powered Project Collaboration Platform Unifying Documents, Conversations, and Live Collaboration in a Single Secure Workspace

New AI Assistant Generates Summaries and Reports from Project Materials; Role-Based Access Control Protects Sensitive Information Across Distributed Teams

Key Facts At-a-Glance

●	Who: Ambow Education Holding Ltd. (NYSE American: AMBO), a U.S.-based AI-powered phygital (physical + digital) technology company headquartered in Cupertino, California

●	What: Launch of HybriU ProjectHub, a centralized project collaboration and knowledge platform that brings documents, presentations, spreadsheets, images, conversations, meeting records, and real-time collaboration tools into one secure environment

●	When: Available immediately, beginning June 18, 2026

●	Where: Available globally through the HybriU platform at projecthub.hybriu.com

●	Why: Unifies fragmented project information across documents, conversations, and live collaboration into one secure intelligent workspace, addressing the gap left by single-purpose file-storage, project-management, and meeting tools

●	How It Works: AI assistant analyzes project materials and generates summaries and reports; role-based access control limits each user to the information they are authorized to access; live collaboration sessions launch directly within a project

●	Platform Context: Second HybriU product launch in 2026, following the recent introduction of the HybriU Collaboration Board, reflecting Ambow’s continued expansion of HybriU as an integrated platform across the full collaboration and project lifecycle

CUPERTINO, Calif, June 18, 2026 (GLOBE NEWSWIRE) -- Ambow Education Holding Ltd. (“Ambow” or the “Company”) (NYSE American: AMBO), a global innovator of AI-powered phygital (physical + digital) solutions for education, conferencing and events, today announced the launch of HybriU ProjectHub, a new product within HybriU™, the Company’s flagship platform for real-time hybrid learning and collaboration. HybriU ProjectHub is a centralized project collaboration and knowledge platform that brings project documents, presentations, spreadsheets, images, conversations, meeting records, and real-time collaboration tools together in one secure environment.

HybriU ProjectHub is designed to give teams a single intelligent workspace for every project. Team members can upload, access, share, and manage project content from one location, while role-based permissions ensure that each user only sees and interacts with the information they are authorized to access. An integrated AI assistant analyzes project materials and generates summaries and reports, helping teams extract key insights and accelerate decision-making.

More than a document repository or project management tool, HybriU ProjectHub turns fragmented project information into structured, accessible knowledge. Users can launch live collaboration sessions directly within a project, moving seamlessly between asynchronous work and real-time engagement without leaving the workspace or switching tools.

By unifying content, communication, and live collaboration in a single secure environment, HybriU ProjectHub helps teams reduce information silos, strengthen institutional knowledge, and turn ongoing project work into measurable results. It is built for organizations seeking a more connected and intelligent way to manage projects across distributed teams, partners, and stakeholders.

The launch of HybriU ProjectHub follows the recent introduction of the HybriU Collaboration Board, Ambow’s one-scan shared workspace for meetings, classrooms, and live events. Together, the two products extend HybriU across both the moment of collaboration and the full project lifecycle, reflecting Ambow’s continued expansion of HybriU as an integrated platform rather than a single-purpose product.

Management Commentary

“HybriU ProjectHub extends the HybriU platform from real-time engagement into the full lifecycle of how teams work together,” said Dr. Jin Huang, CEO and Chair of the Board of Ambow Education Holding Ltd. “Organizations today are not held back by a lack of tools. They are held back by fragmentation across them. With HybriU ProjectHub, we are bringing the documents, conversations, and live collaboration that surround every project into a single intelligent space, with AI that turns scattered material into the insights teams need to move forward.”

“HybriU ProjectHub strengthens our position with customers who need more than a moment of collaboration. They need a persistent, secure home for the work that happens before, during, and after every meeting,” said James Bartholomew, President of Ambow Education Holding Ltd. “This is particularly important for the universities, training organizations, and enterprise customers we are engaged with, where projects span months, involve multiple stakeholders, and depend on protecting sensitive information. HybriU ProjectHub gives those customers a platform that grows with the engagement and expands what HybriU can deliver across the full project lifecycle.”

Product Details

Core features of HybriU ProjectHub include:

●	An AI-powered project collaboration and knowledge platform that centralizes documents, data, and communications in one secure space

●	Real-time collaboration and shared workspaces, with the ability to launch live collaboration sessions directly within a project

●	An AI assistant that analyzes project materials and generates summaries and reports, extracting key insights to support faster decision-making

●	Role-based access control that ensures each user only sees and interacts with the information they are authorized to access

●	Unified support for documents, presentations, spreadsheets, images, conversations, and meeting records in a single environment

Designed for a Wide Range of Use Cases

HybriU ProjectHub is built for organizations that manage complex, multi-stakeholder projects across distributed teams, including:

●	University research programs, course administration, and faculty initiatives

●	Training and certification programs spanning multiple cohorts and institutions

●	Corporate cross-functional initiatives and client engagements

●	Multi-organization partnerships, consortia, and global program management

HybriU ProjectHub is available now as part of the HybriU product suites. To learn more or request a demonstration, visit projecthub.hybriu.com.

HybriU ProjectHub. One Intelligent Space for Every Project.

About Ambow Education Holding Ltd.

Ambow Education Holding Ltd. (NYSE American: AMBO) is a leading technology company delivering phygital (physical + digital) innovation solutions for education, enterprise collaboration and live events. Founded in 2000 and headquartered in Cupertino, California, Ambow has built its patented flagship HybriU™ product suite to redefine the future of learning, communication and engagement by providing immersive, real-time experiences to organizations and audiences worldwide. For more information, visit www.ambow.com and www.hybriU.com.

Follow us on X: @Ambow_Education

Follow us on LinkedIn: Ambow-education-group

Forward-Looking Statements

This press release contains forward-looking statements made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “will,” “expects,” “believes,” “anticipates,” “intends,” and similar expressions identify these statements. Such statements involve risks and uncertainties and are based on current expectations and assumptions about Ambow and its industry. Actual results may differ materially from those expressed or implied. Ambow undertakes no obligation to update forward-looking statements except as required by law.

Investor Relations Contact

Ambow Education Holding Ltd.

E-mail: ir@ambow.com

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